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                                                                    EXHIBIT 10.2
                                     GANTOS

                                 March 16, 1999

Mr. Joseph Kuhn
1266 East Main Street, 5th Floor
Stamford, Connecticut  06902

Dear Joe:

         As a valued member of our management team, we are pleased to offer you the following severance benefits: You will receive six (6) months separation pay as your exclusive severance benefits in the event that your employment is terminated without cause (and other than pursuant to your death or disability) within the first twenty-four (24) months of your employment under this Agreement. As a condition of your receipt of severance pursuant to this agreement, after any termination you must (a) use your best efforts to seek and obtain new employment, and (b) advise the Company, on a timely and regular basis, of the status of your efforts, of the terms of any employment (including self-employment), and of any remuneration you receive from such employment. If at any time the Company, in good faith, determines that you are not so seeking such employment, your right to receive severance benefits will be immediately terminated. The severance benefits to which you would otherwise be entitled will be reduced by the remuneration that is paid or payable to you (whether as salary, bonus, commissions, consulting fees, compensation and dividends from any entity owned by you or a sole proprietorship established by you or otherwise) from rendering any services to any person, corporation or entity during the period that you are eligible to receive severance benefits under this agreement. Payment on account of death or disability or for termination without cause after the first twenty-four (24) months of employment under this Agreement will be in accordance with the Company policies concerning these areas. You will be entitled to no severance benefits if you terminate your employment with the Company.

         Your employment will be at will and may be terminated by either of us, with or without cause, reason or notice. Upon such a termination, as your exclusive severance benefits, you will be entitled to your salary through the termination date and amounts, if any, payable to you or your estate as described in paragraph 5 above, if such termination is without cause and occurs within the first twenty-four (24) months of your employment under this Agreement, or amounts payable under any Company policies then applicable to you if such termination is on account of death or disability, on account of termination for cause, or on account of termination without cause after the first twenty-four
(24) months of your employment under this Agreement, and, in either case, no other payment.

         Please date, sign and return the enclosed copy of this letter to indicate your acceptance of the terms of this letter.

                        Very truly yours,
                        GANTOS, INC.

                        By:
                               Arlene H. Stern
                               Its:  President

Accepted and agreed on March 16, 1999


Joseph Kuhn